OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2007 THIRD QUARTER RESULTS

Company Reports Third Quarter Increase in Revenues and Profits

Houston, Texas - August 3, 2007 - OYO Geospace (NASDAQ: OYOG) today announced net income of $3.7 million, or $0.60 per diluted share, on revenues of $30.5 million for its third quarter ended June 30, 2007. This compares with net income of $3.4 million, or $0.57 per diluted share, on revenues of $30.1 million in the comparable quarter last year.

For the nine months ended June 30, 2007, OYO Geospace recorded sales of $107.4 million and net income of $14.7 million, or $2.42 per diluted share. For the comparable period last year, the company recorded sales of $74.7 million and a net income of $6.3 million, or $1.06 per diluted share. The company noted that its results for the quarter and for the nine months ended June 30, 2006, benefited from the recognition of the sale of an $8.0 million seismic reservoir monitoring system to BP for installation in the North Sea - the kind of large product sale that does not necessarily recur in every subsequent quarter.

"We experienced strong worldwide demand for our seismic exploration products in the third quarter of 2007," said Gary D. Owens, OYO Geospace's Chairman, President and CEO. "Demand was strong in both our land and marine products and across most of our international markets, although we are seeing some decline in our backlog for these products. Our third quarter results were favorably impacted by the sale of a $3.0 million seismic borehole system for use in the U.S. market. We received this order late in the third quarter and we have expectations of booking several smaller borehole system orders in the fourth quarter," Owens continued.

"Our seismic borehole systems have been well-received by the marketplace and we are pleased with the increasing acceptance of this suite of reservoir imaging products. However, as we have said in the past, our sales and operating profits have varied significantly from quarter-to-quarter, and even year-to-year, and are expected to continue that trend in the future, especially when our quarterly financial results are impacted by the presence or absence of these relatively large, but somewhat erratic, shipments of seismic borehole and/or seabed data acquisition systems. At present, we do not have any large orders for these reservoir characterization products in our product backlog, although, we are optimistic about a number of on-going negotiations with customers concerning these products. We are working hard to close certain of these negotiations in the fourth quarter, but we cannot now determine what impact, if any, these potential orders may have on our fourth quarter or on future quarters. The quote-to-contract time for large permanent and retrievable seabed seismic data acquisition systems is generally quite long, and since these sales are not recognized until the products are shipped, the exact timing of any future sales can dramatically affect our quarterly results," Owens said.

"OYO-GEO Impulse International, our subsidiary in the Russian Federation, is concluding a series of transactions to sell a surplus property formerly used for manufacturing purposes. Upon conclusion of these transactions, we expect to recognize a pretax gain of approximately $2.0 million. It is possible that these transactions could be concluded totally or partially in our fiscal fourth quarter," said Owens.

"Sales of our non-seismic offshore cables and industrial products grew throughout the year. Customer backlog for these products increased, although still relatively small compared to our overall product mix. Quarterly profits from our thermal solutions products also grew this quarter, and new product introductions are scheduled for early in the next fiscal year," said Owens.

"Our move into our newly built manufacturing facility is underway. This transition phase is expected to last for several months in order to minimize any interruption to our existing production schedule. The new space and capacity will be a welcomed and needed addition to our capabilities," continued Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the timing of large orders and shipments pursuant to such orders, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended		Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Sales	$ 30,536	$ 30,064	$ 107,351	$ 74,652
Cost of sales	19,967	18,701	67,501	48,592
Gross profit	10,569	11,363	39,850	26,060
Operating expenses:
Selling, general and administrative	3,449	4,016	12,255	11,557
Research and development	1,740	2,197	5,673	5,194
Total operating expenses	5,189	6,213	17,928	16,751
Income from operations	5,380	5,150	21,922	9,309
Other income (expense):
Interest expense	(178)	(189)	(395)	(615)
Interest income	119	154	366	433
Foreign exchange gains (losses)	26	54	(2)	15
Other, net	(8)	16	(17)	45
Total other income (expense), net	(41)	35	(48)	(122)
Income before income taxes	5,339	5,185	21,874	9,187
Income tax expense	1,650	1,743	7,189	2,903
Net income	$ 3,689	$ 3,442	$ 14,685	$ 6,284
Basic earnings per share	$ 0.63	$ 0.60	$ 2.54	$ 1.11
Diluted earnings per share	$ 0.60	$ 0.57	$ 2.42	$ 1.06
Weighted average shares outstanding - Basic	5,813,209	5,708,349	5,778,220	5,673,974
Weighted average shares outstanding - Diluted	6,111,113	6,019,019	6,076,308	5,949,461